Exhibit 99.1

FLIR Systems Names Paula M. Cooney Senior Vice President, Chief Human Resources Officer

ARLINGTON, Va., April 6, 2020 — FLIR Systems, Inc. (NASDAQ: FLIR) today announced that Paula M. Cooney has been named Senior Vice President, Chief Human Resources (HR) Officer. Ms. Cooney will report to President and CEO Jim Cannon and will assume a strategic role in the growth and organizational health at FLIR.

As the global leader for FLIR Systems’ HR team, Ms. Cooney will be responsible for leading the human resources function and ensuring that the human capital agenda supports the company’s business objectives. She will be a strategic business partner to Jim Cannon and the broader executive leadership team, and will work with the group to develop and align human resources strategies. She will focus on all elements of organization transformation (structure, culture, employment brand, talent, succession planning, change management, engagement and acquisition integration).

“Paula is the right leader to help FLIR build a high-performing and inclusive culture,” said Jim Cannon, President and CEO of FLIR. “Paula has deep human resources leadership experience from large, public organizations, and brings a global perspective on culture development, organizational design, and change and talent management. We are excited to welcome Paula to FLIR.”

Ms. Cooney joins FLIR from Saint Paul, Minnesota-based H.B. Fuller Company, a $3 billion global specialty chemicals company, where she worked for a decade and held multiple roles in HR leadership. Most recently serving as Vice President, Human Resources and Communications, Ms. Cooney led the global HR & communications functions across a 6,500-employee organization. She joined H.B. Fuller in 2010 as Director, HR Strategic Programs where she led all aspects of global human resources strategy designed to attract, reward, develop top talent & drive high performance. Prior to H.B. Fuller, Ms. Cooney spent 13 years at Intel Corporation where she served in various human resources roles with increasing responsibility. A native of Ireland, she earned a Master of Business Studies, Human Resources Management and Industrial Relations from University College Dublin, and a diploma in Personnel Management from the National College of Ireland.

Ms. Cooney will be based out of FLIR Systems’ Arlington, Virginia facility.

About FLIR Systems, Inc.

Founded in 1978, FLIR Systems is a world-leading industrial technology company focused on intelligent sensing solutions for defense, industrial, and commercial applications. FLIR Systems’ vision is to be “The World’s Sixth Sense,” creating technologies to help professionals make more informed decisions that save lives and livelihoods. For more information, please visit www.flir.com and follow @flir.

Media Contact

Tim McDowd

503-498-3146

tim.mcdowd@flir.com

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